                                              Exhibit 99.1

Apollo Global Management, Inc. Reports First Quarter 2021 Results

New York, May 4, 2021 — Apollo Global Management, Inc. (NYSE: APO) (together with its consolidated subsidiaries, “Apollo”) today reported results for the first quarter ended March 31, 2021.
“The first quarter was incredibly strong for Apollo, with record GAAP earnings of $2.81 per share and record fee related earnings of $0.65 per share, up 26% year over year. Our private equity portfolio is incredibly well positioned for the reopening of the U.S. economy and showed significant appreciation of +22% in the quarter. Substantial progress was made in implementing our strategic growth plan, most importantly with the announcement of our merger with Athene. In the quarter, we further positioned ourselves for growth with the scaling of our High Grade Alpha platform and the launch of our GP Solutions / Credit Secondaries business. Lastly, we have announced the changes to our governance to establish a simpler, more transparent structure, and are well on our way toward implementing them, and expect to be eligible for additional index inclusion upon close of the merger,” said Marc Rowan, Chief Executive Officer.
Apollo issued a full detailed presentation of its first quarter ended March 31, 2021 results, which can be viewed through the Stockholders section of Apollo’s website at http://www.apollo.com/stockholders.
Dividends
Apollo has declared a cash dividend of $0.50 per share of its Class A Common Stock for the first quarter ended March 31, 2021. This dividend will be paid on May 28, 2021 to holders of record at the close of business on May 20, 2021. Apollo intends to distribute to its Class A common stockholders on a quarterly basis substantially all of its distributable earnings after taxes and related payables in excess of amounts determined by the executive committee of its board of directors to be necessary or appropriate to provide for the conduct of its business and, at a minimum, a quarterly dividend of $0.40 per share. As previously announced, following the closing of Apollo’s proposed merger with Athene Holding Ltd., Apollo intends to distribute an annual dividend of $1.60 per share of common stock, with increases based on growth of the business, as determined by the board of directors.
Apollo has declared a cash dividend of $0.398438 per share of each of its Series A Preferred Stock and Series B Preferred Stock, which will be paid on June 15, 2021 to holders of record at the close of business on June 1, 2021.
The declaration and payment of dividends on Class A Common Stock, Series A Preferred Stock and Series B Preferred Stock are at the sole discretion of the executive committee of Apollo Global Management, Inc.’s board of directors. Apollo cannot assure its stockholders that they will receive any dividends in the future.
Conference Call
Apollo will host a conference call on Tuesday, May 4, 2021 at 8:30 a.m. Eastern Time. During the call, members of Apollo’s senior management team will review Apollo’s financial results for the first quarter ended March 31, 2021. The conference call may be accessed by dialing (833) 614-1406 (U.S. domestic) or +1 (914) 987-7127 (international), and providing conference call ID 5576528 when prompted by the operator. The number should be dialed at least ten minutes prior to the start of the call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis and can be accessed through the Stockholders section of Apollo’s website at www.apollo.com.
Following the call, a replay of the event may be accessed either telephonically or via audio webcast. A telephonic replay of the live broadcast will be available approximately two hours after the live broadcast by dialing (855) 859-2056 (U.S. callers) or +1 (404) 537-3406 (non-U.S. callers), passcode 5576528. To access the audio webcast, please visit Events and Presentations in the Stockholders section of Apollo’s website at www.apollo.com.

About Apollo
Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, San Diego, Houston, Bethesda, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong, Shanghai and Tokyo, among others. Apollo had assets under management of approximately $461 billion as of March 31, 2021 in credit, private equity and real assets funds. For more information about Apollo, please visit www.apollo.com.
Forward-Looking Statements
In this press release, references to “Apollo,” “we,” “us,” “our” and the “Company” refer collectively to Apollo Global Management, Inc. and its subsidiaries, including the Apollo Operating Group and all of its subsidiaries, or as the context may otherwise require. This press release may contain forward-looking statements that are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, discussions related to Apollo’s expectations regarding the performance of its business, its liquidity and capital resources and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this press release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks relating to our dependence on certain key personnel, our ability to raise new private equity, credit or real assets funds, the impact of COVID-19, the impact of energy market dislocation, market conditions, generally, our ability to manage our growth, fund performance, changes in our regulatory environment and tax status, the variability of our revenues, net income and cash flow, our use of leverage to finance our businesses and investments by our funds, litigation risks and consummation of the merger of Apollo with Athene Holding Ltd., potential governance changes and related transactions which are subject to regulatory, corporate and stockholder approvals, among others. We believe these factors include but are not limited to those described under the section entitled “Risk Factors” in Apollo’s annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 19, 2021, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in other filings. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law. This press release does not constitute an offer of any Apollo fund.

Investor and Media Relations Contacts

For investors please contact:
Peter Mintzberg
Head of Investor Relations
Apollo Global Management, Inc.
212-822-0528
APOInvestorRelations@apollo.com

For media inquiries please contact:
Joanna Rose
Global Head of Corporate Communications
Apollo Global Management, Inc.
212-822-0491
Communications@apollo.com

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